Exhibit 5.2

April [ ], 2005

Riddell Bell Holdings, Inc.

6225 North State Highway 161

Suite 300

Irving, Texas 75038

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel in the State of Illinois (the “State”) to Riddell, Inc., an Illinois corporation (the “Illinois Guarantor”) and an indirect wholly owned subsidiary of Riddell Bell Holdings, Inc., a Delaware corporation (the “Issuer”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) which provides for the issuance by the Issuer in an exchange offer (the “Exchange Offer”) of $140,000,000 aggregate principal amount of the Issuer’s outstanding 8.375% Senior Subordinated Notes due 2012 (the “Original Notes”). The Exchange Notes are to be issued pursuant to an Indenture, dated as of September 30, 2004 (as amended, supplemented or modified through the date hereof, the “Indenture”), among the Issuer, the Illinois Guarantor, the other Guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”). Payment of the Exchange Notes will be guaranteed by the Illinois Guarantors pursuant to Article 11 of the Indenture.

In connection with this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction, of (i) the Unanimous Written Consent of the Board of Directors of Illinois Guarantor with respect to the execution and delivery of the Guarantor Documents (as hereinafter defined), (ii) the Indenture, (iii) the Notation of Guarantee (the “Guarantee”), and (iv) such matters of law as we have deemed necessary or appropriate in order to deliver the opinions set forth herein. The Indenture and the Guarantee are hereinafter collectively referred to as the “Guarantor Documents.”

In rendering the opinion expressed herein, we have also relied on statements of public officials and we have also examined and relied upon a Certificate of Good Standing issued by the Secretary of State of Illinois dated April 4, 2005 for the purposes of rendering the opinions set forth herein. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon the facts, representations, certifications and warranties set forth in the Guarantor Documents and corporate records provided to us by corporate offices and their representatives to the extent we have deemed proper, and upon other information obtained from officers or employees of the Illinois Guarantor and the other parties to the Guarantor Documents.

Riddell Bell Holdings, Inc.

April     , 2005

Further, in connection with our reliance as to factual matters on the facts, representations, certifications and warranties contained in the Guarantor Documents, we have assumed the completeness and accuracy of all such items as to factual matters. We have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from such representation.

Our opinion as expressed in Opinion 1 as to existence and good standing of Illinois Guarantor in the State of Illinois is based solely upon the Certificate of Good Standing from the Secretary of State of Illinois referenced above and we have made no additional investigation with respect to the status of Illinois Guarantor in such jurisdiction.

For purposes of this opinion, we are, without independent verification, assuming the genuineness of all signatures on all instruments and other documents (other than those executed on behalf of the Illinois Guarantor), the legal capacity of all natural persons, the authenticity and completeness of all instruments and other documents submitted to us as originals, and the conformity to originals of all documents and instruments submitted to us as certified, photostatic or conformed copies.

Based upon the foregoing and subject to the assumptions, limitations, qualifications and other statements contained in this letter, we are of the opinion that:

1.	The Illinois Guarantor has been duly organized and is validly existing and in good standing under the laws of the State.

2.	The execution and delivery by the Illinois Guarantor, and the performance of its obligations under the Guarantor Documents has been duly authorized by all necessary corporate action on the part of the Illinois Guarantor.

Our opinions are further qualified as follows:

(a) We express no opinion herein as to the validity or enforceability of any provision of the Guarantor Documents.

(b) Except as set forth in Opinions 1 and 2 above, we express no opinion regarding the applicability or effect of or any compliance with any federal, state, or local laws (including case law and equitable principles), including but not limited to bankruptcy, insolvency, and fraudulent transfer or conveyance laws, rules and regulations.

In rendering the opinions expressed herein, we have not made any special investigation concerning any law, rule or regulation, other than those laws, rules and regulations which in experience, based on facts known to us, are normally applicable to transactions of the type contemplated by the Guarantor Documents. The opinions expressed in this letter are provided as

Riddell Bell Holdings, Inc.

April     , 2005

legal opinions only and not as any guaranties or warranties of the matters discussed herein, and such opinions are strictly limited to the matters stated herein, and no other opinions may be implied. The opinions expressed herein are limited to the laws of the State and United States federal law as of the date hereof and as they presently apply. The opinions expressed in this letter are governed by the laws of the State and are solely for the benefit of the addressees of this letter.

Without our prior written consent, the opinions expressed herein may not be published, quoted or referenced to, or filed with, any Person, nor may they be relied upon by you in connection with any other matter or relied upon by any other Person in connection with any matter or in any manner whatsoever, except that this letter or a copy hereof may be shown to any governmental agency that so requests, and Ropes & Gray LLP may rely on the opinion in this letter in delivering an opinion in connection with the issue of the Exchange Notes. Additionally, notwithstanding anything herein to the contrary, we hereby consent to the filing of this opinion with the Registration Statement with the Commission and the inclusion of our name under the caption “Legal Matters” in the Prospectus included therein. The opinions expressed herein are based upon, and limited to laws and to published case decisions as of this date, and to the facts known to us on this date, and we do not undertake to provide any opinion as to any matter or to advise any Person with respect to any events or changes occurring subsequent to the date of this letter.

Very truly yours,